Exhibit 4.16

Cooperation Agreement

Party A: Ossen (Jiujiang) Steel Wire & Cable Co., Ltd.

Party B: Shanghai Machinery Manufacturing Technology Research Institute

Party C: Organization Department of Jiujiang Committee of CPC and Jiujiang Bureau of Science and Technology

For the purpose of its development, Party A is in urgent need of technology for “high performance indented prestressed steel wires and galvanized steel wires” to realize industrialization as soon as possible. In order to implement the program for uniting technology and talents and project of Jiujiang City, the Organization Department of Jiujiang Committee of CPC and the Jiujiang Bureau of Science and Technology promptly contacts Shanghai Machinery Manufacturing Technology Research Institute. With the Institute’s vigorous support and assistance, the Organization Department of Jiujiang Committee of CPC and the Jiujiang Bureau of Science and Technology contributes a lot to the cooperation between Party A and Party B in R&D project. The parties hereby reach the following agreement through consultation for mutual covenants.

Article 1 Legal Basis for Signing the Agreement

1.	The Contract Law of the People’s Republic of China;

2.	State and local regulations and rules on the administration of designs.

Article 2 Basis for Design

1.	Technical conditions for product design submitted by Party A to Party B;

2.	State and local specifications and regulations for design of high performance prestressed steel wires and galvanized steel wires.

Article 3 Liabilities of the Parties

1.	Party A’s liabilities

(1)	Party A shall provide Party B with technical conditions for designing and be liable for the completeness and correctness thereof;

(2)	Party A shall make payment to Party B as design fee in accordance herewith;

2.	Party B’s liabilities

(1)
Party B shall design in accordance with technical conditions for designing and relevant regulations of the state, and deliver design documents (including electronic technical documents) in accordance with the time specified herein. Design documents include but not limited to all set of design drawings, operation and user’s manual, list of materials and equipment, and list of losses. Party B shall also be liable for the quality of design documents submitted.

(2)	Party B shall make revision or supplement to any error or omission in the design documents;

(3)	Where Party A raises opinions on revision to the design documents submitted by Party B, the parties shall negotiate the same carefully and Party B shall be liable for making revision free of charge;

(4)
Party B shall be responsible for technical disclosure before manufacturing, design, final assembly and commissioning, provide follow-up technical service as needed for Party A’s project. Expenses for meals, accommodation and traffic of Party B’s personnel during technical disclosure and technical service shall be borne by Party A.

3.	Party C’s liabilities

(1)	In facilitating the cooperation between Party A and Party B, Party C shall offer relevant services and supervise the performance of the Agreement.

(2)	Party C agrees to give preferential policies and support in terms of initiation and other aspects of the “high performance prestressed steel wires and galvanized steel wires” program.

Article 4 Fee

Through consultation between the parties, the total contract price is CNY one hundred thousand, subject to no adjustment in future.

Article 5 Payment Terms

1.	Party A shall pay Party B CNY ten thousand upon the effectiveness of the Agreement;

2.	Party A shall pay Party B CNY thirty thousand upon Party B’s submission of the preliminary design documents;

3.	Party A shall pay Party B CNY forty thousand upon Party B’s submission of the construction drawings;

4.	Party A shall pay the balance to Party B within one month after Party A completes installation, commissioning and test;

5.	Party B shall issue official invoices.

Article 6 Effectiveness and miscellaneous

1.	Party B shall provide service for the project hereunder till the completion of installation and test;

2.	Technical conditions for designing form an integral party hereof and have the same legal effect with the Agreement;

3.	Any issue uncovered hereunder shall be solved through consultation among the parties.

Party A: Ossen (Jiujiang) Steel Wire & Cable Co., Ltd.
Representative:	January 2008

Party B: Shanghai Machinery Manufacturing Technology Institute
Representative:	January 2008

Party C: Organization Department of Jiujiang Committee of CPC

Jiujiang Bureau of Science and Technology